Exhibit No. 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Barnwell Industries, Inc.:
We consent to the incorporation by reference in the registration statement No. 333‑153070 on Form S‑8 of Barnwell Industries, Inc. of our report dated December 19, 2018, with respect to the consolidated balance sheets of Barnwell Industries, Inc. and subsidiaries as of September 30, 2018 and 2017, and the related consolidated statements of operations, comprehensive (loss) income, equity, and cash flows for the years then ended, and the related notes (collectively, the “consolidated financial statements”), which report appears in the September 30, 2018 annual report on Form 10‑K of Barnwell Industries, Inc.

/s/ KPMG LLP
Honolulu, Hawaii
December 19, 2018